As filed with the Securities and Exchange Commission on August 7, 2019

Registration Nos. 333-27033

333-59111

333-90538

333-116382

333-183869

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Post-Effective Amendment No. 1 to Form S-8, Registration Statement No. 333-27033

Post-Effective Amendment No. 1 to Form S-8, Registration Statement No. 333-59111

Post-Effective Amendment No. 1 to Form S-8, Registration Statement No. 333-90538

Post-Effective Amendment No. 1 to Form S-8, Registration Statement No. 333-116382

Post-Effective Amendment No. 1 to Form S-8, Registration Statement No. 333-183869

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Barnes & Noble, Inc.

(Exact name of registrant as specified in its charter)

Delaware	06-1196501
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

122 Fifth Avenue

New York, New York 10011

(Address, including zip code, of principal executive offices)

Registrant’s telephone number, including area code: (212) 633-3300

Barnes & Noble, Inc. 1996 Incentive Plan

Barnes & Noble, Inc. Amended and Restated 1996 Incentive Plan

Barnes & Noble, Inc. 2004 Incentive Plan

Barnes & Noble, Inc. 2009 Incentive Plan

Amended and Restated Barnes & Noble, Inc. 2009 Incentive Plan

(Full titles of plans)

Allen W. Lindstrom

Chief Financial Officer

Barnes & Noble, Inc.

122 Fifth Avenue

New York, NY 10011

(212) 633-3300

(Name and address, including zip code, and telephone number, including area code, of agent for service)

With copies to:

Jeffrey J. Rosen Michael A. Diz Debevoise & Plimpton LLP 919 Third Avenue New York, NY 10022 (212) 909-6000	Scott A. Barshay Steven J. Williams Paul, Weiss, Rifkind, Wharton & Garrison LLP 1285 Avenue of the Americas New York, NY 10019-6064 (212) 373-3000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☒	Non-accelerated filer ☐	Smaller reporting company ☐

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

DEREGISTRATION OF SECURITIES

These Post-Effective Amendments (the “Post-Effective Amendments”) are being filed by Barnes & Noble, Inc., a Delaware corporation (the “Registrant”), to withdraw and remove from registration all shares of the Registrant’s common stock, $0.001 par value per share (the “Shares”) remaining unissued and unsold under the following Registration Statements on Form S-8 (each, a “Registration Statement”, and collectively, the “Registration Statements”) filed by the Registrant with the Securities and Exchange Commission (the “SEC”):

•	Registration Statement No. 333-27033, filed on May 13, 1997, registering the offer and sale of 3,000,000 of the Registrant’s Shares, issuable pursuant to Barnes & Noble, Inc. 1996 Incentive Plan;

•

Registration Statement No. 333-59111, filed on July 15, 1998, registering the offer and sale of an additional 5,000,000 of the Registrant’s Shares, issuable pursuant to Barnes & Noble, Inc. 1996 Incentive Plan;

•

Registration Statement No. 333-90538, filed on June 14, 2002, registering the offer and sale of an additional 3,500,000 of the Registrant’s Shares, issuable pursuant to Barnes & Noble, Inc. Amended and Restated 1996 Incentive Plan;

•

Registration Statement No. 333-116382, filed on June 10, 2004, registering the offer and sale of 7,300,000 of the Registrant’s Shares, issuable pursuant to the Barnes & Noble, Inc. 2004 Incentive Plan; and

•

Registration Statement No. 333-183869, filed on September 12, 2012, registering (i) 5,789,989 of the Registrant’s Shares, which were initially issued pursuant to either the Barnes & Noble, Inc. 2004 Incentive Plan or the Barnes & Noble, Inc. 2009 Incentive Plan, issuable pursuant to Amended & Restated Barnes & Noble, Inc. 2009 Incentive Plan if such awards under the Barnes & Noble, Inc. 2004 Incentive Plan or the Barnes & Noble, Inc. 2009 Incentive Plan were forfeited, expire, otherwise terminated, settled for cash or otherwise did not result in the issuance of all or a portion of the such Shares subject to such award on or after September 11, 2012, (ii) 1,177,098 of the Registrant’s Shares, previously registered by the Registrant under the Barnes & Noble, Inc. 2009 Incentive Plan but not subject to outstanding awards, and (iii) 1,700,000 of the Registrant’s Shares, issuable pursuant to the Amended & Restated Barnes & Noble, Inc. 2009 Incentive Plan.

On August 7, 2019, pursuant to the terms of the Amended and Restated Agreement and Plan of Merger, dated as of June 6, 2019 and as amended and restated on June 24, 2019, by and among the Registrant, Chapters Holdco Inc., a Delaware corporation (“Parent”), and Chapters Merger Sub Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), Merger Sub merged with and into the Registrant (the “Merger”), whereby the Registrant became a wholly owned subsidiary of Parent. As a result of the Merger, the offerings pursuant to the Registration Statements have been terminated. In accordance with an undertaking made by the Registrant in the Registration Statements to remove from registration, by means of a post-effective amendment, any of the Shares registered under the Registration Statements that remain unsold at the termination of the offerings, the Registrant hereby removes from registration the Shares registered but unsold under the Registration Statements.

In addition, on August 7, 2019, the New York Stock Exchange filed Form 25 to delist the Registrant’s shares of common stock. The Registrant intends to file Form 15 to terminate registration under Section 12(g) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and its duty to file reports under Sections 13 and 15(d) of the Exchange Act.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused the Post-Effective Amendments to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of New York, State of New York, on August 7, 2019.

BARNES & NOBLE, INC.

By:	/s/ Bradley A. Feuer
	Name:	Bradley A. Feuer
	Title:	Vice President, General Counsel & Corporate Secretary

No other person is required to sign this Post-Effective Amendment in reliance upon Rule 478 under the Securities Act of 1933, as amended.

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